                                                                  EXHIBIT (b)(1)


                      Dr Pepper Bottling Company of Texas
                             Senior Credit Facility
                               Commitment Letter


                                                               February 26, 1997



Dr Pepper Bottling Company of Texas
2304 Century Center Blvd.
Irving, Texas  75062

Attention:  Jim Turner

Ladies and Gentlemen:

              Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of February 18, 1993, among Dr Pepper Bottling Company of Texas, a Texas corporation ("Borrower"), Texas Commerce Bank National Association ("TCB"), as Agent, and the various lenders that are parties thereto, as amended by that First Amendment to Amended and Restated Credit Agreement, dated as of July 29, 1994, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of July 14, 1995, that certain Third Amendment to Amended and Restated Credit Agreement and First Amendment to Amended and Restated Guaranty, dated as of December 21, 1995, and that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of July 31, 1996 (such Amended and Restated Credit Agreement, as so amended, being referred to herein as the "Credit Agreement"). The Credit Agreement provides for a term loan facility (the "Existing Term Loan Facility") and a revolving credit facility providing for revolving borrowings of up to $35 million at any time outstanding thereunder (the "Existing Revolving Credit Facility"). A total of $40 million is outstanding under the Existing Term Loan Facility and no amounts are outstanding under the Existing Revolving Credit Facility. References to "you" in this letter shall be references to Borrower.

              Borrower has advised TCB that Borrower wishes to increase the Existing Term Loan Facility by up to an additional $75 million (i.e., up to $115 million) (the "Term Loan Facility Increase"). The proceeds from the Term Loan Facility Increase would be used, together with borrowings under the Existing Revolving Credit Facility, to fund (i) the acquisition of the issued and outstanding stock of Seven-Up/RC Bottling Company of Southern California, Inc. ("Target"), (ii) the consideration payable in respect of certain options and warrants of Target as a result of the consummation of such acquisition, and
(iii) to refinance certain debt of Target. Such increase would be effected pursuant to an amendment to the Credit Agreement. The acquisition of Target will be effected pursuant to a tender offer (the "Tender Offer") for the issued and outstanding shares of stock of Target to be made by a newly-formed subsidiary of

Dr Pepper Bottling Company of Texas                            February 26, 1997
                                                                          Page 2




Borrower ("Newco"), followed by a merger (the "Merger") of Newco with and into Target, with the shares of Target stock remaining outstanding being converted into the right to receive cash consideration and the shares of Newco stock held by Borrower being converted into shares of stock of Target.

              CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Term Loan Facility Increase. CSI and TCB will solicit the consent of the existing lenders under the Credit Agreement (the "Lenders") to an amendment to the Credit Agreement to provide the Term Loan Facility Increase and to permit the use of proceeds under the Existing Revolving Credit Facility for the purposes referenced herein and will offer to the Lenders the opportunity to participate in the Term Loan Facility Increase on a pro rata basis. However, if the necessary consents from, and/or participations by, the Lenders are not obtained, TCB hereby commits (i) to provide the entire Term Loan Facility Increase and (ii) if necessary, to refinance the Existing Term Loan Facility and the Existing Revolving Credit Facility. In the event the Lenders do not participate in providing the Term Loan Facility Increase, CSI will attempt to syndicate the Term Loan Facility Increase and its refinancing of the Existing Term Loan Facility and the Existing Revolving Credit Facility (collectively, the "Facility").

              In connection with any such syndication, you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective lenders. CSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will participate, the allocations of the commitments among the lenders and the amount and distribution of fees among the lenders.

              To assist CSI in connection with the amendment and/or syndicate efforts described herein, you agree promptly to prepare and provide to CSI and TCB all information with respect to the Borrower and Target and the other transactions contemplated herein and by the Term Sheet and the Fee Letter referred to below, including all financial information and projections (the "Projections"), as we may reasonably request in connection with such amendment and/or arrangement and syndication efforts. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to TCB or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the projections that have been or will be made available to TCB or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in connection with such amendment and/or arrangement and syndication efforts we may use and rely on the Information and Projections without independent verification thereof. You hereby acknowledge and consent that CSI may share the Confidential Information Memorandum, the Information and any other information or matters relating to the Borrower and Target or the transactions contemplated hereby with affiliates of CSI, including The Chase Manhattan Bank, and TCB, and that such affiliates may likewise share information relating to the Borrower or such transactions with CSI.
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Dr Pepper Bottling Company of Texas                            February 26, 1997
                                                                          Page 3


              TCB and CSI understand (i) that Borrower has and will receive confidential or nonpublic information regarding Target in connection with the transactions contemplated hereby, (ii) that all or a portion of such information may be supplied to TCB and CSI in connection with such transactions and (ii) Borrower has entered into an agreement with Target to maintain the confidentiality of such information. TCB and CSI agree not to disclose such information except as may be necessary in connection with the performance of their respective services hereunder and to otherwise maintain the confidentiality of such information and, when TCB and CSI disclose any of such information in connection with the performance of their respective services hereunder, to advise the recipients thereof of the confidential nature of such information.

              As consideration for TCB's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to TCB the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

              TCB's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or Target and its subsidiaries, taken as whole, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower, Target or the transactions contemplated hereby which, in our reasonable judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the Term Loan Facility Increase and/or the syndication of the Facility, (d) our satisfaction that prior to and during such amendment process and/or the syndication of the Facility, as the case may be, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof, (e) the negotiation, execution and delivery on or before May 31, 1997 of definitive documentation with respect to the matters set forth herein satisfactory to TCB and its counsel and (f) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of TCB's commitment hereunder and of the matters set forth herein are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of TCB, CSI and the Borrower.

              You agree to indemnify and hold harmless TCB, CSI, their
affiliates and their respective officers, directors, employees, advisors, and agents (each, an "Indemnified Person") from and against any and all losses, claims, damages and liabilities (collectively, "Losses") to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, Term Loan Facility Increase and/or the Facility, the use of the proceeds thereof, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent they arise from the willful misconduct or gross negligence of any Indemnified Person. YOU AGREE THAT THE INDEMNITY CONTAINED IN THE PRECEDING SENTENCE EXTENDS TO AND IS INTENDED TO COVER LOSSES AND RELATED EXPENSES ARISING OUT OF THE ORDINARY, SOLE OR CONTRIBUTORY
NEGLIGENCE OF ANY
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Dr Pepper Bottling Company of Texas                            February 26, 1997
                                                                          Page 4


INDEMNIFIED PERSON. In addition, you agree to reimburse TCB, CSI and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges, and disbursements of counsel) incurred in connection with the Term Loan Facility Increase and/or the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No Indemnified Person shall be liable for any indirect or consequential damages in connection with its activities related to the Term Loan Facility Increase and/or the Facility.

              This Commitment Letter shall not be assignable by you without the prior written consent of TCB and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, TCB and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (together with the Term Sheet) and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Texas.

              This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

              The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or TCB's commitment hereunder.

              THIS COMMITMENT LETTER, THE ATTACHED TERM SHEET, THE FEE LETTER AND ALL EXHIBITS, SCHEDULES AND OTHER ATTACHMENTS HERETO AND THERETO CONSTITUTE A "LOAN AGREEMENT" FOR PURPOSES OF SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NOT UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

              If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed

Dr Pepper Bottling Company of Texas                            February 26, 1997
                                                                          Page 5


counterparts hereof and of the Fee Letter, not later than 5:00 p.m., Houston, Texas time, on February 28, 1997. TCB's commitment and CSI's agreements herein will expire at such time in the event TCB has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

              TCB and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.



                                           Very truly yours,

                                           TEXAS COMMERCE BANK
                                           NATIONAL ASSOCIATION


                                           By: /s/ JOHN C. SARVADI
                                               ---------------------------------
                                                  Name:  John C. Sarvadi
                                                  Title: Vice President



                                           CHASE SECURITIES INC.


                                           By: /s/ PRESTON MOORE
                                               ---------------------------------
                                                  Name:  Preston Moore
                                                  Title  Managing Director

Accepted and agreed to as of
the date first above written by:

Dr Pepper Bottling Company of Texas


By:/s/ JIM L. TURNER
   ----------------------------------------
       Name:  Jim L. Turner
       Title: Chairman

================================================================================
CONFIDENTIAL                                 DR PEPPER BOTTLING COMPANY OF TEXAS
================================================================================

                  EXHIBIT A - SUMMARY OF TERMS AND CONDITIONS
                       FOR AMENDMENT TO CREDIT AGREEMENT


CREDIT AGREEMENT;
AMENDMENT:                        Amended and Restated Credit Agreement, dated
                                  as of February 18, 1993, among Dr Pepper
                                  Bottling Company of Texas, a Texas
                                  corporation ("Borrower"), Texas Commerce Bank
                                  National Association ("TCB"), as Agent, and the various lenders that are parties thereto, as amended by that First Amendment to Amended and Restated Credit Agreement, dated as of July 29, 1994, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of July 14, 1995, that certain Third
                                  Amendment to Amended and Restated Credit
                                  Agreement and First Amendment to Amended and
                                  Restated Guaranty, dated as of December 21,
                                  1995, and that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of July 31, 1996 (such Amended and
                                  Restated Credit Agreement, as so amended, being referred to herein as the "Credit
                                  Agreement"). The Credit Agreement will be amended as described herein. Such amendment is referred to herein as the "Amendment".

AMENDED FACILITY:                 A)       The term loan facility under the
                                           Credit Agreement (the "Existing Term
                                           Loan Facility") will be amended to
                                           increase the commitment thereunder
                                           by up to an additional $75 million
                                           (i.e., up to $115 million) (the
                                           "Term Loan Facility Increase").  The
                                           Existing Term Loan Facility, as
                                           amended to provide for the Term Loan
                                           Facility Increase, is sometimes
                                           referred to herein as the "Amended
                                           Term Facility."

                                  B)       The revolving credit facility under
                                           the Credit Agreement (the "Existing
                                           Revolving Credit Facility") will
                                           continue to provide for revolving
                                           borrowings of up to $35 million at
                                           any time outstanding.

PURPOSE:                          A)       The proceeds from the Term Loan
                                           Facility Increase will be used to
                                           fund (i) the acquisition of the
                                           issued and outstanding stock of
                                           Seven-Up/RC Bottling Company of
                                           Southern California, Inc.
                                           ("Target"), (ii) the consideration
                                           payable in respect of certain
                                           options and warrants of Target as a
                                           result of the consummation of such
                                           acquisition, and

================================================================================
CONFIDENTIAL                                 DR PEPPER BOTTLING COMPANY OF TEXAS
================================================================================


                                           (iii) to refinance certain debt of
                                           Target.  The acquisition of Target
                                           will be effected pursuant to a
                                           tender offer (the "Tender Offer")
                                           for the issued and outstanding
                                           shares of stock of Target to be made
                                           by a newly-formed subsidiary of
                                           Borrower ("Newco"), followed by a
                                           merger (the "Merger") of Newco with
                                           and into Target, with the shares of
                                           Target stock remaining outstanding
                                           being converted into the right to
                                           receive cash consideration and the
                                           shares of Newco stock held by
                                           Borrower being converted into shares
                                           of stock of Target.

                                  B) The permitted uses of proceeds under the Existing Revolving Credit
                                           Facility will be amended to include
                                           the items referenced in A)
                                           immediately above, but will
                                           otherwise remain unchanged.

MATURITY:                         The maturity date for the Amended Term
                                  Facility will be the same as the maturity date for the Existing Term Loan Facility
                                  (i.e., June 30, 1999).

ADVISORY, AGENCY
AND SYNDICATION
FEES:                             Discussed in attached letter.

COMMITMENT
FEES:                             A)       None.
                                  B)       The commitment fees will remain the
                                           same for the Existing Revolving
                                           Credit Facility.

INTEREST RATES
& L/C FEES:                       A&B)     Credit Agreement unchanged.

INTEREST &
L/C PERIODS:                      Credit Agreement unchanged.

AMORTIZATION:                     A)       Amortization for the Amended Term
                                           Facility will be quarterly based on
                                           seasonal payments of 15%, 30%, 30%,
                                           25% for April 15, June 30, Sept. 30,
                                           and Dec. 31, respectively based on
                                           the following annual amounts:

                                           Period                  Amount
                                           ------                  ------
                                           1997                    25.5MM
                                           1998                    17.5MM
                                           1999                    27.5MM


================================================================================
CONFIDENTIAL                                 DR PEPPER BOTTLING COMPANY OF TEXAS
================================================================================


Final payment of all outstanding principal and interest will be due at maturity.

                                  B)       Credit Agreement unchanged.

MANDATORY
PREPAYMENTS:                      A&B)     Credit Agreement unchanged.

VOLUNTARY
PREPAYMENTS:                      A&B)     Credit Agreement unchanged.

ADDITIONAL
GUARANTOR:                        From and after the Merger, Target will
                                  guarantee the obligations of Borrower under the Credit Agreement, as amended by the Amendment.

SECURITY:                         The obligations of Borrower under the Credit
                                  Agreement, as amended by the Amendment, will be secured by the liens granted by Borrower in connection with the execution and delivery of the Credit Agreement on 2/18/93. From and after Merger, Borrower will grant a pledge of the stock of Target to the extent permitted under the indentures of Borrower and its parent, Dr Pepper Bottling Holdings, Inc.
                                  From and after the Merger, Target will grant liens to secure the obligations of Borrower to the extent permitted under the above-referenced indentures and otherwise consistent with the terms of the Credit
                                  Agreement.

CREDIT AGREEMENT,
COVENANTS:                        Credit Agreement unchanged, except for any
                                  revisions and/or additions usual and
                                  customary for transactions of this type.

DOCUMENTATION:                    Documentation usual and customarily found in
                                  transactions of this type and reasonably acceptable in form and substance to the Agent and its counsel, including, but not limited to, the following:

                                  1)       The Amendment.
                                  2)       Promissory notes.
                                  3)       Pledge agreement of Borrower (post
                                           Merger).
                                  4)       Guarantee by Target (post Merger).
                                  5)       Financing statements.
                                  6)       Secretary's certificates.
                                  7)       Litigation disclosure documents.
                                  8)       Opinion letter.
                                  9)       Amended mortgages on real property
                                           of Bottling.
                                 10)       Copies of all Acquisition documents.

================================================================================
CONFIDENTIAL                                 DR PEPPER BOTTLING COMPANY OF TEXAS
================================================================================


CONDITIONS
PRECEDENT:                        Conditions Precedent shall include, but
                                  not be limited to, those set forth in the commitment letter to which this term sheet is attached and the following:

                                  1)       Consummation of the Tender Offer.
                                  2) Compliance with all applicable laws, including without limitation, HSR Act compliance.
                                  3)       Receipt of all required consents
                                           (e.g., franchise agreements, leases,
                                           debt documents and other material
                                           documents of Target) and approvals.
                                  4)       Receipt by Agent of incumbency
                                           certificates, certified resolutions,
                                           Officer's and Secretary's
                                           Certificates for the Borrower and
                                           Guarantors.
                                  5)       Execution and delivery of
                                           Documentation.
                                  6)       Representations and Warranties of
                                           the Borrower and Guarantors are true
                                           and correct.
                                  7)       No Default or Event of Default has
                                           occurred and is continuing.
                                  8)       Environmental review of new
                                           properties acceptable to the Agent.
                                  9)       Receipt of audited financial
                                           statements of Target for the year
                                           ended December 31, 1996.
                                 10)       The definitive Merger Agreement
                                           among Borrower, Newco and Target
                                           will not be materially amended or
                                           altered without the prior written
                                           consent of CSI and TCB.

REPRESENTATIONS
AND WARRANTIES:                   Credit Agreement unchanged, except for
                                  additional Representations and Warranties relating to Target and Merger which are usual and customary for financings of this nature.

EVENTS OF
DEFAULT:                          Credit Agreement unchanged.

EXPENSES:                         Credit Agreement unchanged.

YIELD PROTECTION:                 Credit Agreement unchanged.

PARTICIPATIONS &
ASSIGNMENTS:                      Credit Agreement unchanged.

INDEMNITEES:                      Credit Agreement unchanged.

GOVERNING LAW:                    Credit Agreement unchanged.





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